EXHIBIT 10.35

                       AGREEMENT FOR FOOD SERVICES

This Agreement, made this 10th day of August, 2001, by and between HARBOR PARK ASSOCIATES, 333 Ludlow Street, Stamford, CT 06902 (hereinafter referred to as OWNER), and HOST AMERICA CORPORATION, located at Two Broadway, Hamden, CT 06518 (hereinafter referred to as HOST) for the provision of corporate food services.

                               Witnesseth

In consideration of the covenants herein and intending to be legally bound hereby, the parties mutually agree as follows:

OWNER hereby grants to HOST, an independent contractor, the exclusive rights and privileges to provide nutritious quality food service in the cafeteria and non-exclusive rights to provide special catered events, Vending Services and Office Coffee Service, according to OWNER's requirements and needs. Services shall be provided Monday through Friday between the hours of 7:00AM and 3:00PM, (hours may be adjusted by mutual agreement) at special functions as requested by the tenants or OWNER, and at such times as requested by HOST and agreed to by OWNER. The premises shall not be used to support food service operations at other locations without prior consent of the OWNER. On the following holidays the building is closed and no cafeteria services shall be provided: New Years Day, Memorial Day (observed), Independence Day (observed), Labor Day (observed), Thanksgiving Day (observed). OWNER reserves the right to use the dining room facilities after regular cafeteria business hours for special tenant and OWNER events that may be unrelated to cafeteria operations.

LOCATION OF EQUIPMENT: The location of other equipment necessitated by growth or building rearrangements by OWNER will be accomplished by HOST under conditions to be mutually agreed upon as the occasion arises. HOST shall make no alterations in the Premises unless authorized by OWNER in writing.

OWNERSHIP OF EQUIPMENT: It is understood that any equipment supplemental to the services that have been supplied by HOST and not paid for as an expense of operation shall remain HOST's property at all times. Items included in the equipment investment to be made by HOST as identified in Exhibit "A" shall be depreciated over the term of the Agreement and include as an operating expense. All such equipment shall become the property of the OWNER at the end of the term or at anytime during the term, should the Agreement be terminated. In the event that the Agreement is terminated prior to the end of the term, the OWNER shall reimburse HOST for its investment based on the value of the unauthorized portion of the investment. The terms of the Equipment Investment Buy-Back Agreement are presented in Exhibit "B". HOST shall prepare and maintain an inventory of all equipment associated with the cafeteria. HOST will take reasonable precautions to protect said machines and equipment from damage. OWNER will furnish to HOST, without charge, food preparation and cafeteria areas, and adequate sanitary toilet facilities, including dining room furniture and food storage areas, owned by OWNER and to be used in connection with the food service. OWNER will also furnish

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to HOST a telephone jack within the premises, with appropriate connections for a computer modem. Any additional telephone equipment required, the maintenance of telephone equipment and all telephone company service charges shall be the responsibility of HOST.

MAINTENANCE AND EQUIPMENT: The division of responsibility between OWNER and HOST is hereafter provided.

OWNER will be responsible for:

a) cleaning of the dining area floors, for the day-to-day cleaning of the dining area, and for the cleanliness of walls, ceilings, windows and light fixtures;
b)   removal of all trash and garbage;
c) furnishing exterminator services, scheduled cleaning of waste piping lines serving the premises, semiannual cleaning of hoods, ducts, filters grease traps; and
d) furnishing maintenance services if and when equipped for the proper maintenance and repairs of said premises, fixtures, furniture and equipment and replacing equipment as is mutually agreed to be necessary, except in those cases where the necessity for replacement is caused through the negligence of HOST employees (in which case HOST shall be fully responsible for such replacement).


As a cost of operation, HOST will be responsible for:

a) keeping the serving line, kitchen, fixtures and manual food service equipment such as grills, stoves, fryer, ovens, refrigerators, freezers and like equipment in accordance with recognized standards for such equipment and in accordance with all laws, ordinances, regulations and rules of federal, state and local authorities. All costs associated with such maintenance will be billed back, as part of direct cost of operation, in the amounts set forth on schedule A annexed to this Agreement and made a part hereof.
b) routine cleaning of the kitchen including cooking equipment, serving equipment, display counter, and vending equipment, prep areas, including windows and blinds, storage areas, cold storage areas and counter areas, and miscellaneous cleaning services,
c) laundry service for kitchen linens (uniforms, kitchen cleaning cloths, etc.),
d)   purchasing of all food and supplies, and
e) routine daily cleaning of the dining room tables and chairs and busing of tables during business hours..

MENUS: HOST will post menus, complete with prices, and all menus will be nutritionally acceptable with reasonable daily variety. HOST will cater special functions for OWNER (not more than 15 people) upon at least two (2) hours advance notice. HOST will cater special function for OWNER (more than fifteen (15) people) as requested, at prices mutually agreed upon and upon at least 72 hours advance notice. All promotion, menu selections and pricing shall be subject to the review and approval of the OWNER.

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LICENSES AND PERMITS: HOST shall obtain, as a cost of operation prior to commencing operations at OWNER's premises, all necessary permits, licenses
and other approvals required by law for its operation hereunder.   HOST
expects to begin operation on Tuesday, August 14, 2001. OWNER agrees to cooperate with HOST and to execute such documents as shall be reasonably necessary or appropriate to obtain said permits, licenses and approvals.

UTILITIES: OWNER shall, at its expense, provide HOST with necessary and sufficient refrigeration, freezer space (but no greater quantity than presently installed in the premises) heat, light, water, and electricity for the operations of manual services.

RECORDS: HOST will at all times maintain an accurate record of financial performance including a daily head count for lunch of all OWNER employees and include it in their monthly reporting. HOST will also keep inventories of all merchandise and sales in connection with the operation of the manual food service. Monthly reports shall be presented in the format contained in Exhibit "C". HOST shall keep all such records on file for a period of three years, and HOST shall give OWNER and its agents the right on demand, of auditing it's records. All sales, for the purpose of this Agreement, are defined as collections of any kind (cash, credit cards, corporate charge, or other) resulting from any other kind attributable to the HOST operations at Stamford Harbor Park including, subject to OWNER'S prior approval, sales of product produced at the facility for sale at other another location, less applicable federal, state and local taxes for which HOST has the sole responsibility to collect, report and pay to the taxing authorities.

INSURANCE: During the term of this Agreement, HOST will provide and maintain, with an insurance carrier licensed to do business in the State of Connecticut, not less than $2 Million worth of general liability, automobile and excess liability insurance. HOST will also provide a $10 Million umbrella policy in excess of the $2 Million policy. OWNER and Albert B. Ashforth, Inc. (OPERATOR) will be a named insured under each such policy and will receive not less than thirty (30) days notice of any termination or modification of such policies directly from the provider. HOST will provide OWNER with documentation evidencing its compliance (and continued compliance with this Section) upon request by OWNER. HOST will indemnify and hold OWNER and OPERATOR, their employees, guests, visitors and tenants, their employees, guests, visitors, customers or clients harmless from any and all loss, damage or liability arising directly or indirectly out of HOST's operation under this Agreement, including operation of the equipment and acts of omission, or negligence of HOST's employees, contractors or agents when engaged in operations under the Agreement.

BINDING EFFECT: This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors, assigns ands representatives.

PERSONNEL POLICIES: All food service employees will be on HOST's payroll and shall be the employees of HOST. All persons employed by HOST at OWNER's premises shall

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be in uniform at all times.  All uniforms shall be subject to the approval of the OWNER. HOST shall provide all employee training as required by applicable laws and regulations and comply with all applicable OSHA regulations. HOST employees shall comply with the rules and regulation at any time promulgated by OWNER for the safe, orderly and efficient conduct of all activities being carried out while on OWNER's premises. HOST shall not retain at the premises any employee not acceptable to OWNER for any reason. OWNER will allow employees and agents of HOST access to service areas and equipment at reasonable times. HOST, in performing work by this Agreement, shall not discriminate against any employee or applicant for employment because of race, color, creed, national origin, age, sex or disability. HOST's employment policies meet the requirements of the Fair Labor Act and all other regulations required by the United States Department of Labor. HOST is an equal opportunity employer.

ACCOUNTING:  HOST keeps records by accounting periods, based on a twelve
(12) period fiscal year, ending the last week of June.  Any statement
rendered is due and payable within 30 days after receipt.   Accounts, which
are more than 30 days in arrears, are subject to late charges. Interest will be added at the rate of 1.5% per month on past due accounts.

FINANCIAL CONSIDERATION: HOST agrees to compensate OWNER in accordance with Addendum A, Cafeteria Base Rent Calculation and Cafeteria Supplemental Rent Calculation contained in Exhibit "D". Until such time that HOST and OWNER complete modifications to the Serving Area and Dining Room, compensation to the OWNER shall be based on HOST'S Temporary Dining Service Performance Schedule (Phase I conditions only) contained in Exhibit "E". All payments to the OWNER shall include a statement of gross sales applicable to the prior fiscal period. Payments by HOST to the OWNER shall be due on the 15th day of the month following the close of each fiscal period (prior month). Accounts, which are more than 30 days in arrears, are subject to late charges. Interest will be added at the rate of 1.5% per month on past due accounts. HOST shall be responsible for all costs of operation of the food services described herein, and wages, salaries and benefits of its employees engaged to provide such services. In addition, HOST shall charge any applicable sales tax to all that purchase food from HOST, and shall be responsible for remittance of such taxes to the proper authorities. HOST shall hold OWNER harmless form any liability, cost or expense form any dispute or failure to pay taxes owed.

ADJUSTMENT OF FINANCIAL ARRANGEMENT: In the event of material cost changes (whether taxes, labor, merchandise or equipment), it is understood that commensurate adjustments in selling prices or other financial arrangements between HOST and OWNER shall be agreed upon and effected by appropriate officials of the parties. All obligations hereunder are subject to federal, state, and local regulations. In the event the building in which HOST's equipment and machines are located, are partially or completely damaged by fire, the public enemy, or any such riots, labor troubles or disturbances, the same shall not be considered as a default under the provisions of the Agreement.

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CONFIDENTIAL INFORMATION: Certain proprietary materials including recipes, signage, surveys, management procedures, and similar information regularly used in HOST's operations shall be confidential information. OWNER will not disclose any confidential information, directly or indirectly, during or after the term of Agreement. OWNER will not photocopy or otherwise duplicate any such materials without HOST's written consent. All confidential information will remain HOST's exclusive property and will be returned to HOST immediately upon termination of this Agreement.

COMMENCEMENT AND TERMINATION: This Agreement shall become effective on or about August 10, 2001, and shall remain in force for five (5) years. It shall thereafter renew itself automatically for one-year periods until either party gives notice of termination in writing by registered mail, at least sixty (60) days prior to the termination. OWNER may terminate this Agreement for any material breach by HOST of its obligations hereunder by providing written notice of termination to HOST. If HOST fails to cure the breach within thirty (30) days from the date of such notification this Agreement shall terminate upon the expiration of such thirty- (30) day period. OWNERS'S termination rights may also be exercised in the event that (1) operating loses passed on to the OWNER by HOST as a result of the financial performance of the food service are deemed to be unacceptable to the OWNER or (2) the building is sold.

Any notice to be given hereunder shall, if to HOST, be sent to Geoffrey Ramsey, President, Host America Corporation, Two Broadway, Hamden, CT 06518-2697, by registered mail; and, if to OWNER be sent to, Richard Mallon, Vice President, c/o Harbor Park Associates, 333 Ludlow Street, Stamford, CT 06902. Ann notices shall be in writing and shall be hand delivered or mailed as indicated, or reputable overnight courier service that obtains a signature upon delivery or mailed as indicated above.
Assignment: This Agreement shall be binding upon, an shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either party without the consent of either party. All legal costs associated incurred by the OWNER in connection with any assignment proposed by HOST shall be paid for by HOST and not be considered a cost of operation.



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STATE LAW DEFINITION: The provisions of this Agreement shall be construed and enforced under the laws of the State of Connecticut.

In witness whereof, the parties have executed this Agreement as of the date first above written.

ATTEST:                       LANDLORD:
                              ---------
                              Harbor Park Associates

                              By: Massachusetts Mutual Life Insurance
                              Company

                              By: Cornerstone Real Estate Advisors, Inc.



                              By: _______________________________

                              Name: _____________________________

                              Its: ______________________________





ATTEST:                       Host America Corporation


______________________        By  _______________________________
                              Geoffrey Ramsey
                              President
                              duly authorized,



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